Exhibit T3C

CERTIFICATE OF FORMATION

OF

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC

1. The name of the limited liability company, is Semiconductor Components Industries, LLC.

2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware. The name of its registered agent at such address is The Corporation Trust Company.

3. IN WITNESS WHEREOF, the undersigned have executed this Certificate of Formation on this 28th day of April, 1999.

SCG Holding Corporation

By:	/s/ Carl F. Koenemann
Carl F. Koenemann
President